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Exhibit 5.1

February 21, 2003

Florida Gaming Corporation
3500 N.W. 37th Avenue
Miami, Florida 33142

  Re:
  Registration Statement (No. 333-                        ) on Form S-8

Gentlemen:

        I refer to the registration statement by Florida Gaming Corporation (the "Company") registering 500,000 shares of the Company's common stock, $.20 par value, (the "Common Stock") on Form S-8 (the "Registration Statement") filed by the Company pursuant to the Securities Act of 1933, as amended (the "Act") to which this opinion is an exhibit.

        I have acted as counsel to the Company in connection with the preparation of the Registration Statement. As such counsel, I have examined original, or copies certified to my satisfaction, of the Company's Second Restated Certificate of Incorporation and Articles of Amendment thereto, and Bylaws, and such other documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as I have deemed relevant and necessary as a basis for my opinion. In such examination I have assumed the genuineness of all documents submitted to me as originals and the conformity with the original document of documents submitted to me as copies. In addition, as to matters of fact only, I have relied to the extent I deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

        Based upon the foregoing, I am of the opinion that the shares of Common Stock offered in the Registration Statement, when issued and delivered as described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the above referenced Registration Statement.

Very truly yours, /s/ Phillip E. Allen

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  Exhibit 5.1